Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES ANNOUNCES THIRD QUARTER 2006 OPERATIONS ACTIVITY

DALLAS, TEXAS, OCTOBER 26, 2006 … EXCO RESOURCES, INC. (NYSE:XCO) today provided certain operational information regarding its third quarter ended September 30, 2006.

Third quarter 2006 production volumes rose to 129.4 million cubic feet equivalent (Mmcfe) per day, a 103.5% increase over the prior-year period, and a 3.8% increase over the second quarter 2006 production of 124.7 Mmcfe per day.  Approximately 1.9 Mmcfe per day of the production increase over the second quarter of 2006 resulted from drilling and exploitation efforts, while the remaining increase was attributable to our acquisitions. The drilling and exploitation results imply an annual organic growth rate in excess of 6%.  The third quarter 2006 volumes represent the highest quarterly production in EXCO’s history, and the increase is attributable to the success of both our drilling and exploitation program and acquisition strategy.

EXCO announced in July 2006 that it planned to acquire Winchester Energy Company, Ltd. (Winchester) and its affiliated entities from Progress Energy, Inc., and on October 2, 2006, we closed the acquisition through an indirect, wholly-owned subsidiary, for $1.1 billion in cash, subject to post-closing purchase price adjustments.  The acquisition consists of producing and undeveloped natural gas properties with current average production of approximately 72 Mmcfe per day from 523 producing wells, of which 88% are operated.  The properties contain approximately 734 gross (557.8 net) drilling locations, and are located in the Cotton Valley, Hosston and Travis Peak trends in East Texas and North Louisiana.  Estimated proved reserves as of the effective date of acquisition and based on NYMEX pricing, totaled approximately 385 Bcfe, with an additional 280 Bcfe of estimated probable and possible reserves.  The acquisition also includes six gathering systems with 300 miles of pipe and a 54 mile, 16 inch pipeline with throughput of 115 Mmcf per day, approximately 25% of which represents Winchester production.

The Winchester acquisition was completed by EXCO’s wholly-owned subsidiary, EXCO Partners, LP.  Concurrently with the Winchester acquisition, EXCO contributed all of its East Texas assets to the partnership.  As a result, all operations by EXCO in East Texas and North Louisiana will be conducted through EXCO Partners, LP.

Including the Winchester acquisition, the EXCO drilling budget for 2006 was increased by $30.2 million, and the overall budget increased by $34.8 million.  The EXCO 2006 revised budget now totals $242.0 million, with $203.7 million allocated to drilling.

Also during the third quarter 2006, EXCO closed two acquisitions of producing properties and acreage for an aggregate purchase price of $76.6 million (after contractual adjustments), adding properties and acreage in our Appalachia and Rockies areas.  In our Appalachia operating area, we acquired approximately 23.0 Bcfe of proved reserves (primarily in Devonian sands), approximately 24,000 net acres, and 3.0 Mmcfe per day of production in West Virginia for $49.1 million as of the effective date.  In our Rockies area, we made an acquisition in central Wyoming that adds significantly to our acreage position.  For $27.5 million, we acquired approximately 112,400 net acres, which already contain some 6.5 Bcfe of proved reserves and 1.0 Mmcfe per day of production, as of the effective date.  These acquisitions add 5 gross (5.0 net) wells to our 2006 drilling program, increasing our capital budget by $1.6 million.

Our third quarter 2006 acquisitions in Appalachia and the Rockies, when coupled with our Winchester acquisition, add approximately 252,000 net acres to EXCO’s acreage position.  EXCO now controls approximately 1,277,700 net acres, some 50% of which are developed.

Third quarter 2006 development expenditures totaled $50.8 million and funded the drilling of 124 (94.0 net) wells.  Through the third quarter of 2006, EXCO has drilled 295 (240.0 net) wells and achieved a 99% success rate.  By the end of the third quarter, 234 (187.2 net) of the wells had been completed.  The remaining 61 (52.8 net) wells are in various stages of completion.

Appalachia:  For the third quarter 2006, EXCO drilled 68 (64.5 net) wells in its Appalachian properties achieving a 99% success rate.  We typically drill conventional plays in Appalachia, particularly targeting the Clinton / Medina, Upper Devonian, Devonian Shale, and Berea, among other formations. For the year, 168 (163.5 net) wells have been drilled of 216 (210.5 net) wells that are planned for the region.  Currently 7 operated drilling rigs are active, with 6-7 rigs planned to drill for us throughout the fourth quarter of 2006.

East Texas/North Louisiana:  For the third quarter 2006, EXCO drilled 15 (11.8 net) wells in East Texas, achieving a 100% success rate. Our primary targets in East Texas are the upper and lower Cotton Valley and, at times, the Travis Peak, Pettet, and Hosston formations.  For the year, 38 (28.5 net) wells have been drilled of the 49 (39.0 net) wells that were planned for the region in the 2006 EXCO capital program. As discussed above, the East Texas/North Louisiana region contains the Winchester assets, which will add 19 gross (14.2 net) wells to the 2006 EXCO drilling program.  Combining the Winchester acquisition drilling with the EXCO plans will result in our having 9-10 active operated drilling rigs during the fourth quarter of 2006 in this region.  Currently, we have 8 drilling rigs working for us in this region.

Mid-Continent:  For the third quarter 2006, EXCO drilled 13 (6.0 net) wells in our Mid Continent area achieving an 85% success rate. We mainly target the Chester, Morrow, Cherokee, Cisco, Springer and Bromide formations. For the year, 29 (14.6 net) wells have been drilled of the 49 (22.5 net) wells that are planned for the region. Currently, we expect to have one operated rig drilling for us in this region in December 2006.

Permian:  For the third quarter 2006, EXCO drilled 28 (14.2 net) wells in the Permian achieving a 96% success rate. Most of the third quarter drilling was on the acreage acquired in April 2006.  The Company expects to drill 24 (12.0 net) wells on this acreage in the fourth quarter of 2006. For the year in the Permian basin, EXCO has drilled 48 (24.8 net) wells of the 75 (37.9 net) that are planned for the region where we mostly target the Canyon, Canyon Reef, and Strawn formations.  Three drilling rigs are currently running in the region and are expected to continue drilling for us through the fourth quarter of 2006.

Rockies:  During the third quarter 2006, EXCO did not drill any wells in the Rockies. For the year in the Rockies, EXCO has drilled 12 (11.4 net) wells.  We have no more wells planned this year in the region, where we mostly target Codell and Niobrara formations in the Wattenberg Field.

Operationally, the Company’s drilling program continues to make solid progress with 15 rigs running at the end of the third quarter of 2006 (19 on a pro forma basis when combined with Winchester operations).  Including the Winchester acquisition, 420 gross (335.8 net) wells are approved in the $203.7 million drilling budget for 2006.

EXCO Resources, Inc. is a public oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Colorado, Ohio, Oklahoma, Pennsylvania, and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com. Our SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.